Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2015

Board of Directors Authorizes a 20 Percent Increase
in the Quarterly Cash Dividend to $0.06 Per Share

HIGH POINT, N.C. (December 3, 2014) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the second quarter and six months ended November 2, 2014.

Fiscal 2015 Second Quarter Highlights:

▪
Net sales were $74.0 million, up 4.8 percent, with mattress fabric sales up 6.7 percent and upholstery fabric sales up 2.3 percent, as compared with the same quarter last year.  This reflects the highest sales level for the second quarter in ten years.

▪	Pre-tax income was $4.9 million, up 1.6 percent compared with $4.8 million in the second quarter of fiscal 2014.

▪
Adjusted net income (non-GAAP) was $4.1 million, or $0.33 per diluted share, for the current quarter, unchanged from the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6). Net income (GAAP) was $3.0 million, or $0.24 per diluted share, compared with net income of $3.1 million, or $0.25 per diluted share, in the prior year period.

▪
The company’s financial position remained strong with cash and cash equivalents and short term investments of $35.3 million, comparable to the $35.6 million total at the end of fiscal 2014, even after spending $14.7 million in total for dividends, capital expenditures, debt payments, and share repurchases during the first six months of this fiscal year.

▪
The company announced a 20 percent increase in its quarterly cash dividend from $0.05 to $0.06 per share, commencing in the third quarter of fiscal 2015. The company has doubled its quarterly cash dividend since reinstating the dividend in June 2012.

Fiscal 2015 Year to Date Highlights

▪
Sales were $150.1 million, up 6.6 percent from the same period a year ago, with mattress fabrics segment sales up 9.4 percent and upholstery fabrics segment sales up 3.1 percent over the same period a year ago.

▪	Pre-tax income was $10.3 million, unchanged from the same period last year.

▪
Adjusted net income (non-GAAP) was $8.7 million, or $0.70 per diluted share, unchanged from the prior year period.  Net income (GAAP) was $6.3 million, or $0.51 per diluted share, unchanged from the same period a year ago.

▪	Consolidated return on capital was 26 percent, compared with 29 percent for the same period a year ago.

▪	Capital expenditures for the year to date period totaled $5.1 million, almost all of which related to the mattress fabrics segment, compared with $1.9 million a year ago.

▪
Free cash flow was $9.2 million, up from $7.5 million for the same period a year ago, even after higher than normal capital expenditures.  The company expects another year of strong free cash flow for fiscal 2015.

▪	Since June 2011, the company has returned a total of $27 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

▪
The projection for third quarter fiscal 2015 is for overall sales to be two to five percent higher as compared to the previous year’s third quarter.  Pre-tax income for the third quarter of fiscal 2015 is expected to be in the range of $5.0 to $5.8 million.  Pre-tax income for the third quarter of fiscal 2014 was $4.6 million.

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CFI Announces Results for Second Quarter Fiscal 2015

December 3, 2014

Overview

For the second quarter ended November 2, 2014, net sales were $74.0 million, a 4.8 percent increase compared with $70.6 million a year ago.  The company reported net income of $3.0 million, or $0.24 per diluted share, for the second quarter of fiscal 2015, compared with net income of $3.1 million, or $0.25 per diluted share, for the second quarter of fiscal 2014.

Given the volatility in the income tax area during fiscal 2014 and previous years, the company is also reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and reconciliation to net income is set forth on page 6). The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to approximately $45.7 million in U.S. net operating loss carryforwards as of the end of fiscal 2014.  For the second quarter of fiscal 2015, adjusted net income was $4.1 million, or $0.33 per diluted share, unchanged from the second quarter of fiscal 2014.  On a pre-tax basis, the company reported income of $4.9 million compared with pre-tax income of $4.8 million for the second quarter of fiscal 2014.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Overall, our second quarter results were in line with our expectations, and we are pleased with our consistent performance to date in fiscal 2015.  Our higher sales in both businesses reflect favorable customer response to our creative designs and wide range of innovative products.  In addition, our scalable and flexible manufacturing platform supports our ability to compete in a fashion-driven business that is always changing.  Importantly, we have the financial strength to make the strategic investments to support our continued growth, as reflected in our increased capital expenditures for fiscal 2015.

“We are also pleased that our financial performance and strong balance sheet have enabled us to reward our shareholders with a 20 percent increase in our quarterly cash dividend, which has doubled since June 2012.  Notably, our free cash flow for the year to date period has been excellent, even after higher than normal capital expenditures,” added Saxon.

Mattress Fabrics Segment

Mattress fabric sales for the second quarter were $43.0 million, up 6.7 percent compared with $40.3 million for the second quarter of fiscal 2014.

“We are pleased with our performance for the second quarter, highlighted by solid sales growth over the prior year period,” said Iv Culp, president of Culp’s mattress fabrics division.  “These results reflect our proven ability to meet the growing demands of our customers with an innovative and diverse product offering across all price points.  Our strategic focus on design creativity has been the critical driver of our success.  As the mattress industry has embraced a more fashionable and decorative look, we have further enhanced our design capabilities to keep our mattress fabric designs current with the latest fashion trends and to meet changing customer style preferences.  Along with our design excellence and innovation, we are well positioned to support our customers’ demand with our mirrored manufacturing platform, technical expertise and reactive capacity.

“We have also made steady progress in our operating performance since the end of fiscal 2014.  We are well underway with the previously announced $9.5 million expansion plan to increase our production capacity, add finishing capabilities, and improve our overall efficiency and throughput.  In spite of the ongoing expansion disruptions in our operations and the related short-term production challenges in the second quarter, we are pleased with our ability to meet the higher demand with outstanding delivery performance and speed to market.  As we continue to expand our capacity, we expect to more fully benefit from these operational improvements in the second half of fiscal 2015.  These investments further demonstrate Culp’s commitment to our customers, and we look forward to the additional opportunities to grow our mattress fabrics business.

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CFI Announces Results for Second Quarter Fiscal 2015

December 3, 2014

“Culp-Lava, our mattress cover operation, had a much improved performance in the second quarter and we are pleased with the added contribution from our newest product category,” added Culp.  “Our management team has done an outstanding job in developing a stable mattress cover operation with the ability to deliver the same style and value that is synonymous with the Culp brand.  With the addition of mattress covers, we have further enhanced our competitive position as a fully integrated and leading supplier of all product categories in mattress fabrics.”

Upholstery Fabrics Segment

Sales for this segment were $31.0 million for the second quarter of fiscal 2015, a 2.3 percent improvement compared with sales of $30.3 million in the second quarter of fiscal 2014.

“We are pleased with our financial and operating performance for upholstery fabrics for the second quarter of fiscal 2015, which was in line with our expectations,” noted Boyd Chumbley, executive vice president of Culp’s upholstery fabrics division.  “These results reflect consistent execution of our strategy with steady growth in sales since the beginning of the fiscal year.  Our sales for the second quarter include significantly higher sales of cut and sewn kits compared with a year ago.

“Our creative designs and focused efforts on product innovation continue to be the key drivers of our sales performance.  We are optimistic about the positive response from our key customers, with strong placements at the recent October furniture market.  We are also diversifying our customer base, as a result of our marketing strategies to target additional end-user markets for upholstery fabrics, including the hospitality market and the “lifestyle” retail category.  Our flexible global platform supports these marketing efforts and allows us to respond to changing market trends and consumer style preferences.  China produced fabrics represent 92 percent of Culp’s upholstery fabrics sales.  Importantly, our China operation allows us to produce a diverse product mix of fabric styles and price points with excellent service and quality.

“As previously announced, our sales from Culp Europe have not met our expectations, primarily as a result of the ongoing economic concerns in Europe.  After considerable review, we have decided to phase out the finished goods warehouse and distribution facility located in Poznan, Poland.  As a result, we incurred a modest charge of approximately $200,000 for closing related costs during the second quarter.  We expect minimal operating expenses going forward as this closure is completed by the end of the third fiscal quarter.  We intend to continue assessing the best strategy for selling upholstery fabric into the European market as conditions improve,” said Chumbley.

Balance Sheet

“We have continued to maintain a strong financial position, even as we made significant investments in our mattress fabrics business, returned cash to shareholders and reduced our debt during the first half of this fiscal year,” added Ken Bowling, chief financial officer of Culp, Inc. “Notably, the company has generated $9.2 million in free cash flow through the first six months of fiscal 2015, compared with $7.5 million for the same period last year.  A key factor in our strong free cash flow this fiscal year has been the efficient use of working capital, especially inventory.  Both business units have done a great job of managing working capital this fiscal year.  With respect to our overall cash position, as of the end of the second quarter, we reported $35.3 million in cash and cash equivalents and short-term investments.  This cash position reflects debt payments of $2.7 million made during the quarter.  Total debt at the end of the second quarter was $2.2 million, which represents the final installment on our term loan due next August.  Our net cash position, or cash minus total debt, was $33.1 million at the end of the second quarter, representing the highest net cash level in the company’s history.”

Dividend Increase and Share Repurchases

The company also announced that its Board of Directors has approved a 20 percent increase in its quarterly cash dividend from $0.05 to $0.06 per share, commencing in the third quarter of fiscal 2015.  The company has doubled its quarterly cash dividend since reinstating the dividend in June 2012.  This payment will be made on January 16, 2015, to shareholders of record as of January 2, 2015.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

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CFI Announces Results for Second Quarter Fiscal 2015

December 3, 2014

During the first six months of fiscal 2015, the company purchased 43,014 shares of Culp common stock for $745,000, pursuant to the $5.0 million share repurchase program authorized by the Board of Directors in February 2014.  This leaves $4.3 million available for additional share repurchases.

Since June 2011, the company has returned a total of $27 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Outlook

Commenting on the outlook for the third quarter of fiscal 2015, Saxon remarked, “We expect overall sales to be two percent to five percent higher as compared with the third quarter of last year.

“We expect sales in our mattress fabrics segment to be three percent to six percent higher compared with the same period a year ago.  Operating income and margins in this segment are expected to be substantially higher than the same period a year ago due primarily to significant operational improvement in the Culp-Lava mattress cover business as compared to last year.  We also expect to realize some initial benefit from our capital investment program late in the third quarter.

“In our upholstery fabrics segment, we expect sales to be flat to slightly lower than the previous year’s third quarter results.  We believe the upholstery fabric segment’s operating income and margins will be slightly lower than the same quarter of last year.  These projections compare to an exceptionally strong third quarter for upholstery fabrics in fiscal 2014 as demand was affected by customers anticipating longer lead times due to the Chinese New Year holiday occurring in late January.  In 2015, the Chinese New Year holiday falls in mid-February, therefore potentially causing some demand to be pushed into our fourth fiscal quarter. Additionally, we are also experiencing higher operating costs associated with our Culp China operation.

“Considering these factors, the company expects to report pre-tax income for the third fiscal quarter of 2015 in the range of $5.0 million to $5.8 million.  Pre-tax income for last year’s third quarter was $4.6 million.

“For the full fiscal year, we expect sales and pre-tax income to be higher than fiscal 2014, with an improvement in profitability expected in the second half of this fiscal year as compared with the first half of the year.  Capital expenditures for fiscal 2015 are expected to be approximately $10 million, primarily related to expansion projects for mattress fabrics.  Additionally, the company expects a strong year of free cash flow, even with a higher than normal level of capital expenditures.”

In closing, Saxon remarked, “We are pleased with our results to date for fiscal 2015, which reflect consistent growth in sales compared with the same period last year.  We have many reasons to be optimistic about our future direction and ability to meet our growth objectives.  Our outstanding design capabilities and innovative product offerings are resonating with customers in both businesses.  We have the ability to leverage our scalable and global manufacturing platforms to deliver these products and to meet changing customer style preferences.  We believe Culp is favorably positioned for continued growth in this environment with the financial strength to execute our strategic initiatives and reward our shareholders.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Poland.

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CFI Announces Results for Second Quarter Fiscal 2015

December 3, 2014

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales,  profit margins, profitability, operating income, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 11, 2014 for the fiscal year ended April 27, 2014.  In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

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CFI Announces Results for Second Quarter Fiscal 2015

December 3, 2014

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Six Months Ended
	November 2,	October 27,	November 2,	October 27,
	2014	2013	2014	2013

Net sales	$73,991,000	$70,589,000	$150,051,000	$140,730,000
Income before income taxes	$4,890,000	$4,814,000	$10,349,000	$10,349,000
Net income	$3,001,000	$3,096,000	$6,346,000	$6,326,000
Net income per share:
Basic	$0.25	$0.25	$0.52	$0.52
Diluted	$0.24	$0.25	$0.51	$0.51

Adjusted net income	$4,103,000	$4,063,000	$8,683,000	$8,735,000
Adjusted net income per share
Basic	$0.34	$0.33	$0.71	$0.72
Diluted	$0.33	$0.33	$0.70	$0.70

Average shares outstanding:
Basic	12,218,000	12,183,000	12,215,000	12,165,000
Diluted	12,401,000	12,389,000	12,403,000	12,391,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Six Months Ended
	November 2,	October 27,	November 2,	October 27,
	2014	2013	2014	2013

Income before income taxes	$4,890,000	$4,814,000	$10,349,000	$10,349,000
Adjusted income taxes (2)	$787,000	$751,000	$1,666,000	$1,614,000
Adjusted net income	$4,103,000	$4,063,000	$8,683,000	$8,735,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $45.7 million in net operating loss carryforwards as of April 27, 2014.  Therefore, adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 16.1% for fiscal 2015 and 15.6% for fiscal 2014.

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CFI Announces Results for Second Quarter Fiscal 2015

December 3, 2014

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Six Months Ended November 2, 2014, and October 27, 2013
(Unaudited)
(Amounts in Thousands)

	SIX MONTHS ENDED

	Amounts
	November 2,	October 27,
	2014	2013

Consolidated Effective GAAP Income Tax Rate (1)	38.7%	38.9%

Non-Cash U.S. Income Tax Expense	(21.9)%	(23.0)%

Non-Cash Foreign Income Tax Expense	(0.7)%	(0.3)%

Consolidated Adjusted Effective Income Tax Rate (2)	16.1%	15.6%

	THREE MONTHS ENDED
	As reported		November 2, 2014	As reported		October 27, 2013
	November 2,		Proforma Net	October 27,		Proforma Net
	2014	Adjustments	of Adjustments	2013	Adjustments	of Adjustments

Income before income taxes	$4,890	$-	$4,890	$4,814		$4,814

Income taxes (3)	1,889	$(1,102)	787	1,718	$(967)	751
Net income	$3,001	$1,102	$4,103	$3,096	$967	$4,063

Net income per share-basic	$0.25	$0.09	$0.34	$0.25	$0.08	$0.33
Net income per share-diluted	$0.24	$0.09	$0.33	$0.25	$0.08	$0.33
Average shares outstanding-basic	12,218	12,218	12,218	12,183	12,183	12,183
Average shares outstanding-diluted	12,401	12,401	12,401	12,389	12,389	12,389

	SIX MONTHS ENDED
	As reported		November 2, 2014	As reported		October 27, 2013
	November 2,		Proforma Net	October 27,		Proforma Net
	2014	Adjustments	of Adjustments	2013	Adjustments	of Adjustments

Income before income taxes	$10,349	$-	$10,349	$10,349	$-	$10,349

Income taxes (3)	4,003	$(2,337)	1,666	4,023	$(2,409)	1,614
Net income	$6,346	$2,337	$8,683	$6,326	$2,409	$8,735

Net income per share-basic	$0.52	$0.19	$0.71	$0.52	$0.20	$0.72
Net income per share-diluted	$0.51	$0.19	$0.70	$0.51	$0.19	$0.70
Average shares outstanding-basic	12,215	12,215	12,215	12,165	12,165	12,165
Average shares outstanding-diluted	12,403	12,403	12,403	12,391	12,391	12,391

(1)	Calculated by dividing consolidated income tax expense (benefit) by consolidated income before income taxes.

(2)	Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3)	Proforma income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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CFI Announces Results for Second Quarter Fiscal 2015

December 3, 2014

Reconciliation of Free Cash Flow
For the Six Months Ended November 2, 2014, and October 27, 2013
(Unaudited)
(Amounts in thousands)

	Six Months Ended	Six Months Ended
	November 2, 2014	October 27, 2013

Net cash provided by operating activities	$14,538	$9,443
Minus: Capital Expenditures	(5,087)	(1,900)
Add: Proceeds from the sale of equipment	391	113
Add: Proceeds from life insurance policies	320	-
Minus: Payments on life insurance policies	-	(30)
Minus: Purchase of long-term investments	(1,146)	-
Add: Excess tax benefits related to stock-based compensation	108	143
Effect of exchange rate changes on cash and cash equivalents	80	(298)

Free Cash Flow	$9,204	$7,471

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CFI Announces Results for Second Quarter Fiscal 2015

December 3, 2014

Reconciliation of Return on Capital
For the Six Months Ended November 2, 2014, and October 27, 2013
(Unaudited)
(Amounts in thousands)

	Six Months Ended		Six Months Ended
	November 2, 2014		October 27, 2013

Consolidated Income from Operations	$10,195		$11,009
Average Capital Employed (2)	77,515		76,019

Return on Average Capital Employed (1)	26.3%		29.0%

Average Capital Employed

	November 2, 2014	August 3, 2014	April 27, 2014

Total assets	$156,662	$154,212	$160,935
Total liabilities	(44,988)	(45,065)	(49,191)

Subtotal	$111,674	$109,147	$111,744
Less:
Cash and cash equivalents	(28,953)	(24,665)	(29,303)
Short-term investments	(6,318)	(6,311)	(6,294)
Long-term investments	(1,911)	(1,749)	(765)
Income taxes receivable	-	(136)	(121)
Deferred income taxes - current	(6,191)	(6,203)	(6,230)
Deferred income taxes - non-current	(508)	(973)	(2,040)
Current maturities of long-term debt	2,200	2,200	2,200
Line of credit	-	569	586
Income taxes payable - current	268	387	442
Income taxes payable - long-term	3,980	4,037	3,962
Deferred income taxes - non-current	1,395	1,013	1,013
Long-term debt, less current maturities	-	2,200	2,200

Total Capital Employed	$75,636	$79,516	$77,394

Average Capital Employed (2)	$77,515

	October 27, 2013	July 28, 2013	April 28, 2013

Total assets	$156,242	$151,101	$144,706
Total liabilities	(54,727)	(52,516)	(49,123)

Subtotal	$101,515	$98,585	$95,583
Less:
Cash and cash equivalents	(24,267)	(21,423)	(23,530)
Short-term investments	(6,220)	(6,174)	(5,286)
Income taxes receivable	-	(292)	(318)
Deferred income taxes - current	(7,745)	(7,747)	(7,709)
Deferred income taxes - non-current	(661)	(651)	(753)
Current maturities of long-term debt	2,200	2,200	2,200
Line of credit	585	560	561
Income taxes payable - current	304	320	285
Income taxes payable - long-term	4,141	4,176	4,191
Deferred income taxes - non-current	5,016	4,335	3,075
Long-term debt, less current maturities	2,200	4,400	4,400

Total Capital Employed	$77,068	$78,289	$72,699

Average Capital Employed (2)	$76,019

Notes:

(1)	Return on average capital employed represents operating income for the six month period ending November 2, 2014 or October 27, 2013 times two quarters to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments, long-term debt, including current maturities, line of credit, current and noncurrent deferred tax assets and liabilities, and income taxes receivable and payable.

(2)	Average capital employed used for the six months ending November 2, 2014 was computed using the three quarterly periods ending November 2, 2014, August 3, 2014 and April 27, 2014.
Average capital employed used for the six months ending October 27, 2013 was computed using the three quarterly periods ending October 27, 2013, July 28, 2013 and April 28, 2013.

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